Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CalAmp Corp.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-164440, 333-98981 and 333-119858), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873 and 333-119842) of CalAmp Corp. of our report dated May 14, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of CalAmp Corp. and subsidiaries for the year ended February 28, 2008, which report appears in the February 28, 2010 annual report on Form 10-K of CalAmp Corp.
/s/ KPMG LLP
Los Angeles, California
May 6, 2010